Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-251331 and 333-262178) on Form S-3 and (Nos. 333-232884, 333-237062 and 333-254179) on Form S-8 of our reports dated February 28, 2022, with respect to the consolidated financial statements of Castle Biosciences, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
San Diego, California
February 28, 2022